EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                Three Months       Three Months
                                                    Ended            Ended
                                               March 31, 2000    March 31, 1999
                                               --------------    --------------


Net Income (Loss)                              $     174,045           153,232
                                               ==============    ==============

Weighted average shares outstanding
  for basic EPS computation                          665,580           869,829

Reduction for common shares not yet
  released by Employee Stock Ownership Plan         (53,958)          (62,951)
                                               --------------    --------------

Total weighted average common shares
   outstanding for basic computation                 611,622           806,878
                                               ==============    ==============

Basic earnings per share                               $0.28             $0.19
                                               ==============    ==============

Total weighted average common shares
  outstanding for basic computation                  611,622           806,878

Common stock equivalents due to
  dilutive effect of stock options                     4,917                 0
                                               --------------    --------------

Total weighted average common shares and
  equivalents outstanding for diluted
  computation                                        616,539           806,878
                                               ==============    ==============

Diluted earnings per share                             $0.28             $0.19
                                               ==============    ==============